FOR IMMEDIATE RELEASE

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: (410) 269-2610

Stacey.Jurchison@PharmAthene.com

PHARMATHENE REPORTS YEAR-END 2011

FINANCIAL AND OPERATIONAL RESULTS

Year-End 2011 Highlights

•	Won favorable ruling in Delaware Chancery Court for ST-246 smallpox antiviral
•	Increased contract revenues by more than 15% to $24.3 million
•	Met all anticipated milestones in SparVax™ anthrax vaccine program
•	Successfully completed Phase I clinical trial of Valortim® anthrax anti-toxin
•	Streamlined operations; expect at least 40% reduction in operating cash burn in 2012

ANNAPOLIS, MD – March 8, 2012 – PharmAthene, Inc. (NYSE Amex: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported its financial and operational results for the year ended December 31, 2011.

“We were gratified by the favorable ruling from the Delaware Court of Chancery in September of 2011,” remarked Eric I. Richman, President and Chief Executive Officer. “Under that ruling, the Court awarded PharmAthene the right to receive 50% of the net profits from worldwide sales of SIGA’s ST-246 smallpox antiviral therapeutic and related products over 10 years, once SIGA receives the first $40 million in net profits. SIGA has stated publicly it anticipates deliveries of ST-246 to the government to start in the first quarter of 2013, which if achieved, will represent a near-term revenue stream for PharmAthene that allows us to accelerate our pathway to profitability and create enhanced value for PharmAthene shareholders in the near-term.”

Mr. Richman continued, “We also made solid progress in each of our biodefense portfolio programs in 2011. We achieved important technical milestones in our SparVax™ anthrax vaccine program, which included demonstration of 36 months of final product stability, completion of the technology transfer of our manufacturing process, and manufacturing of a commercial scale cGMP production run. As a result of this progress, we are well positioned to initiate additional Phase II clinical testing of SparVax™ this year.”

Linda L. Chang, Senior Vice President and Chief Financial Officer, commented, “In addition to these achievements, in late 2011 and early 2012, we took major steps towards increasing our overall operating efficiency and reducing our net cash burn rate.  Our efforts will continue in 2012, and we expect to further reduce our monthly operating cash burn by at least 40% compared to the 2011 level, based on currently projected activities on our contracts.”

Year-End 2011 Financial Results

For the year ended December 31, 2011, PharmAthene recognized revenue of $24.3 million, compared to $21.0 million in 2010. Revenues in 2011 were derived primarily from development contracts with the U.S. government for the SparVax™ and Valortim® programs.

Revenues for the SparVax™ program in 2011 were $19.3 million, compared to $11.7 million in 2010, a 65% year-over-year increase. The increase in revenue was attributable primarily to the additional work conducted for technology transfer, as well as related technical milestones achieved that totaled $3.5 million in 2011, compared to $1.8 million in 2010.

Revenues for the Valortim® program were $3.7 million and $3.0 million in 2011 and 2010, respectively. In addition, the Company generated revenue of $0.7 million under the $5.7 million fixed price contract awarded in 2011 from the Department of Defense for the development of an advanced expression system for rBChE, PharmAthene’s nerve agent medical countermeasure.

Research and development expenses were essentially flat year-over-year at approximately $21.2 million in 2011, compared to $20.9 million in 2010. The year-over-year difference in research and development expenses was due primarily to increased technical activity and the achievement of key technical milestones in the Company’s SparVax™ program, as well as completion of the Phase I Valortim® dose escalation clinical trial. These were offset partially by a decrease in development expenses related to the completion of the Protexia® program in 2010.

Expenses associated with general and administrative functions were over 20% lower in 2011 than 2010 at approximately $14.3 million and $18.0 million for the years ended December 31, 2011 and 2010, respectively. The decrease in general and administrative expense was primarily the result of bad debt expense recorded in 2010 and a one-time property loss insurance reimbursement in 2011 of approximately $1.4 million, which was recorded as an offset to G&A expense and was offset partially by an increase in non-cash stock compensation expenses, taxes and other expenses.

For the year ended December 31, 2011, PharmAthene's net loss was $3.8 million, or $0.08 per share, compared to $34.8 million, or $1.08 per share, for the year ended December 31, 2010. The year-over-year decrease in net loss included the impact of the change in fair value of the Company’s derivative instruments, which resulted in other income of approximately $7.1 million for the year ended December 31, 2011, compared to an expense of approximately $5.5 million for the year ended December 31, 2010.   The decrease in fair value realized as of December 31, 2011 was primarily the result of the decrease in PharmAthene’s stock price from $4.23 per share on December 31, 2010 to $1.27 per share on December 31, 2011.

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As of December 31, 2011, the Company had cash and cash equivalents, restricted cash, and U.S. government accounts receivables and unbilled receivables totaling approximately $19.2 million, compared to $21.2 million as of December 31, 2010. The decrease was due primarily to a combination of a loss from operations of $11.7 million, including $3.0 million of non cash expenses, substantially offset by net proceeds of $5.8 million from a registered direct public offering of common stock and warrants, $1.8 million related to the sale of real estate assets in Canada, and $1.4 million in insurance proceeds.

Conference Call and Webcast Information

PharmAthene management will be hosting a conference call to discuss the Company’s year-end 2011 financial and operational results. The call is scheduled to begin at 4:15 pm Eastern Time on Thursday, March 8, 2012 and is expected to last approximately 30 minutes. The dial-in number within the United States is 866-804-6920. The dial-in number for international callers is 857-350-1666. The participant passcode is 14054571.

A replay of the conference call will be available beginning at approximately 6:30 pm Eastern Time on March 8, 2012 until approximately 11:59 p.m. Eastern Time on April 8, 2012. The dial-in number to access the replay from within the United States is 888-286-8010. For international callers, the dial-in number is 617-801-6888. The participant passcode is 14695588.

The conference call will also be webcast and can be accessed from the Company’s website at www.PharmAthene.com. A link to the webcast may be found under the Investor Relations section of the website.

About PharmAthene, Inc.

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons. PharmAthene's lead product development programs include:

  SparVax™ - a second generation recombinant protective antigen (rPA) anthrax vaccine
  Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection
  Recombinant BChE- a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents

 In addition, pursuant to an opinion issued September 22, 2011 from the Delaware Court of Chancery, PharmAthene is entitled to 50% of the net profits over 10 years from all sales of SIGA Technologies’ ST-246, a novel smallpox antiviral agent being developed by SIGA for the treatment and prevention of morbidity and mortality associated with exposure to the causative agent of smallpox, and related products, once SIGA receives the first $40 million in net profits from sales of ST-246. For more information about PharmAthene, please visit www.PharmAthene.com.

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Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; "will"; "project"; "potential"; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law. Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company's development programs, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, challenges related to the implementation of our NYSE Amex compliance plan as well as risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission (the "SEC"). In particular, there is significant uncertainty regarding the level and timing of sales of ST-246 and when and whether it will be approved by the U.S. FDA and corresponding health agencies around the world. We cannot predict with certainty when SIGA will commence delivering any product or will begin recognizing profit on the sale thereof and there can be no assurance that any profits received by SIGA and paid to us will be significant. Furthermore, SIGA has publicly stated it intends to appeal the Court of Chancery decision, and there can be no assurances that the decision will not be reversed or that the remedy will not otherwise be modified. In addition, to the extent that there is an appeal, we cannot predict how long that will delay the receipt of payments, if any, from SIGA. Further, significant additional non-clinical animal studies, human clinical trials, and manufacturing development work remain to be completed for SparVax ™, Valortim® and our rBChE products. Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

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PHARMATHENE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$11,236,771	$11,785,327
Accounts receivable (billed), net	4,874,632	5,367,130
Unbilled accounts receivable, net of allowance of
$0 and $244,949 as of December 31, 2011 and 2010, respectively	3,021,208	3,976,260
Prepaid expenses and other current assets	380,395	1,354,912
Restricted cash	100,000	100,000
Assets held for sale	-	1,000,100
Total current assets	19,613,006	23,583,729

Property and equipment, net	788,666	1,178,416
Other long-term assets and deferred costs	53,384	88,447
Goodwill	2,348,453	2,348,453
Total assets	$22,803,509	$27,199,045

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,445,700	$3,128,203
Accrued expenses and other liabilities	3,169,642	3,035,284
Total current liabilities	4,615,342	6,163,487

Other long-term liabilities	449,709	461,858
Derivative instruments	1,886,652	8,362,995
Total liabilities	6,951,703	14,988,340

Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized;	4,824	4,624
48,236,172 and 46,238,244 shares issued and outstanding at
December 31, 2011 and 2010, respectively.
Additional paid-in-capital	208,525,917	200,847,468
Accumulated other comprehensive income	1,010,522	1,250,497
Accumulated deficit	(193,689,457)	(189,891,884)
Total stockholders' equity	15,851,806	12,210,705
Total liabilities and stockholders' equity	$22,803,509	$27,199,045

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PHARMATHENE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2011	2010

Contract revenue	$24,266,274	$20,993,605
	24,266,274	20,993,605
Operating expenses:
Research and development	21,219,853	20,875,536
General and administrative	14,311,079	18,015,761
Depreciation and amortization (Including
$4,635,489 impairment charges in 2010)	461,073	5,655,865
Total operating expenses	35,992,005	44,547,162

Loss from operations	(11,725,731)	(23,553,557)
Other income (expenses):
Interest income	16,660	6,955
Interest expense	(54,573)	(5,936,480)
Gain on sale of assets held for sale	781,760
Other income (expense)	39,328	91,355
Change in market value of derivative instruments	7,144,983	(5,457,550)
Total other income (expenses)	7,928,158	(11,295,720)

Net loss	$(3,797,573)	$(34,849,277)

Basic and diluted net loss per share	$(0.08)	$(1.08)

Weighted average shares used in calculation of basic and diluted net loss per share	47,331,763	32,309,621

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